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                                                                  EXHIBIT 3.1


                               STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                            FILED 3:00 PM 8/30/1999
                              991362520 - 2877154

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                BAMBOO.COM, INC.


         Bamboo.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         A. The name of the Corporation is bamboo.com, Inc. The Corporation was originally incorporated under the name Jutvision Corporation, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 26, 1998.


         B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the Corporation.


         C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:


                                   ARTICLE I

         The name of the Corporation is bamboo.com, Inc.


                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware. The name of the registered agent at such address is Corporation Service Company.

                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The Corporation is authorized to issue three classes of stock to be designated, respectively, "Common Stock," "Class B Common Stock" and "Preferred Stock." The total number of Shares that the Corporation is authorized to issue is 82,422,636. The total number of shares of Common Stock that the Corporation is authorized to issue is 70,000,000, with a par value of $0.001 per share. The total number of shares of Class B Common Stock that the Corporation is authorized to issue is 7,421,536, with a par value of $0.0001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 5,001,100 with a par value of $0.001 per share, 1,100 of which are designated "Series C Redeemable Preferred Stock."
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         The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

                  (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

                  (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

                  (c) the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

                  (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;


                  (f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

                  (g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

                  (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

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                 (i)      such other preferences, powers, qualifications,
special or relative rights and privileged thereof as the board of directors of the Corporation, acting in accordance with this Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Restated Certificate of Incorporation.


                                   ARTICLE V


         The special rights of the Class B Common Stock, and the holders thereof are as follows:

         1. General. The voting, dividend and liquidation rights of the holders of the Class B Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series. Except as otherwise required by the General Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of Common Stock and Class B Common Stock shall have identical rights, preferences, privileges and restrictions, including rights in liquidation. Each provision of this Article V shall be severable and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

         2. Voting. The holders of the Class B Common Stock are entitled to one vote for each share held at all meetings of stockholders. With respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock and Class B Common Stock shall vote together without regard to class.

         The number of authorized shares of Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding, including shares issuable upon conversion of shares of Preferred Stock then outstanding, and upon exercise of options and warrants then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of
Section 242(b)(2) of the General Corporation Law of Delaware.

         3.       Dividends.  No dividends shall be paid on the Class B Common
Stock.

         4. Liquidation. The Class B Common Stock shall not be entitled to receive any assets of the corporation upon the dissolution or liquidation of the Corporation.

         5. Mandatory Redemption of Class B Common Stock. Upon the issuance of any shares of Common Stock to a holder of Class B Common Stock in connection with the conversion (a "Conversion Event") by such holder of any Series C Convertible Preferred Shares, no par value per share, of bamboo.com Canada, Inc., an Ontario corporation ("bamboo.com Canada") ("bamboo.com Canada Series C Preferred"), such holder's shares of Class B Common Stock shall be automatically redeemed, out of funds legally available therefor, by the Corporation for par value. The number of shares of Class B Common Stock redeemed shall be equal to that number of shares of Common Stock issued to the holder upon the Conversion Event. Upon a Conversion Event, the Class B Common Stock held by the stockholder participating in the Conversion Event shall only represent the right to receive par value for each Class B Common Stock share from the Corporation and all


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others' rights of the Class B Common Stock shall be automatically extinguished.
Such redemption shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be redeemed. Further, upon a Conversion Event, the Corporation shall have no obligation to issue shares of Common Stock to any holder converting bamboo.com Canada Series C Preferred shares until said holder surrenders (or constructively surrenders, as the case may be, if the certificate or certificates for such shares are being held for such holder by bamboo.com Canada, or if bamboo.com Canada has not yet issued and delivered such certificate or certificates to the holder) the certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the equal number shares of Class B Common Stock for redemption by the Corporation or such holder provides the Corporation with a lost certificate affidavit, in a form acceptable to the Corporation. Nothing in this Section 5 shall require the redemption of a holder's Class B Common Stock upon the issuance of Common Stock to such holder separate from a Conversion Event.

        6.       TRANSFER OF STOCK PAIRING.

                 (a) Until the limitations on transfer set forth in the Amended and Restated Conversion and Pairing Agreement (the "Conversion and Pairing Agreement"), dated as of June 7, 1999, by and between the Corporation and bamboo.com Canada, as amended from time to time in accordance with the provisions thereof, shall be terminated:

                         (i)     Shares of Class B Common Stock that are paired
pursuant to the Conversion and Pairing Agreement with the bamboo.com Canada Series C Preferred shall not be transferable, and shall not be transferred on the stock transfer books of the Corporation, unless a simultaneous transfer of the paired bamboo.com Canada Series C Preferred share is made by the same transferor to the same transferee. Any purported transfer of Class B Common Stock in violation of this Section 6 shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Class B Common Stock.

                         (ii)    A copy of the Conversion and Pairing Agreement
shall be made available to the stockholders upon request, without charge.

                 (b) Nothing in this Section 6 shall prohibit the redemption of the Class B Common Stock, as provided for by Section 5 hereof, upon the conversion of the bamboo.com Canada Series C Preferred into Common Stock.

                                   ARTICLE VI

        The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series C Redeemable Preferred Stock are as set forth below.

        1. DIVIDEND PROVISIONS. Holders of Series C Redeemable Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling a holder thereof to receive, directly or

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indirectly, additional shares of Common Stock of this corporation) on the
Class B Common and Common Stock of this corporation at the rate of $500.00 per share, per annum, accruing annually from June 30, 2000. Dividends on the holder of Series C Redeemable Preferred Stock shall not accrue prior to June 30, 2000.

        2.       Redemption Rights.

                  (a) Redemption at the Corporation's Option. The Corporation may redeem the Series C Redeemable Preferred Stock at any time. The Corporation shall effect such redemption by paying cash for each share of Series C Redeemable Preferred Stock to be redeemed in a sum equal to $10,000.00 plus all accrued and unpaid dividends, if any, on such share of Series C Redeemable Preferred Stock as provided for in Section 1 above (the "Series C Redemption Price"). At least fifteen (15) but no more than thirty
(30) days prior to the date the corporation intends to redeem Series C Redeemable Preferred Stock, a written notice will be mailed, postage prepaid, to each holder of Series C Redeemable Preferred Stock to be redeemed, at the holder's address last shown on the records of the Corporation, notifying such holder of the redemption to be affected, specifying the number of shares to be redeemed from such holder, specifying the date of redemption and the Series C Redeemable Price and calling upon such holder to surrender to the Corporation, at the offices of the Corporation or any additional locations that the Corporation shall designate, its certificate or certificates representing the share or shares to be redeemed. On or prior to the date specified in the notice of redemption, each holder of the Series C Redeemable Preferred Stock to be redeemed shall surrender its certificate or certificates representing such share or shares to the corporation at the offices of the Corporation or any locations as the Corporation shall designate, and thereupon the Series C Redemption Price of such share or shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or prior to the date of redemption hereunder, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, for the benefit of the holders of the Series C Redeemable Preferred Stock, whose shares are to be redeemed, then from after the close of business on the date of the redemption as specified in the notice discussed in this Section 2, all rights of the holders to such shares as the holders of Series C Redeemable Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of its certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose.

                  (b) Redemption at the Holders' Option. the holders of the outstanding shares of Series C Redeemable Preferred Stock may require the Corporation, to the extent it may lawfully do so, to redeem the Series C Redeemable Preferred Stock in a single installment any time after a "Redemption Event" (as defined below). The Corporation shall effect such redemption by paying cash for each share of Series C Redeemable Preferred Stock to be redeemed in an amount equal to the Series C Redemption Price. "Redemption Event" means the earliest to occur of: (i) the sale of the Corporation's Common Stock in a firm commitment underwritten public offering pursuant to a


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registration statement under the Securities Action of 1933, as amended, the public offering price of which was not less than Ten Million Dollars ($10,000,000) in the aggregate, (ii) a Change in Control, and (iii) June 8, 2004. On the date of the Redemption Event, subject to the prompt surrender of a certificate or certificates by the holders of Series C Redeemable Preferred Stock representing such share or shares to be redeemed by the Corporation, the Corporation shall immediately pay to the order of the entity or person whose name appears on such certificate or certificates as the owner thereof the Redemption Price and the certificate or certificates shall be canceled. If, on or prior to the date of redemption hereunder, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, for the benefit of the holders of the Series C Redeemable Preferred Stock, whose shares are being redeemed, then from after the close of business on the date of the redemption as specified in the notice discussed in this Section 2, all rights of the holders to such shares as the holders of Series C Redeemable Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose.

                  (c) Definition of Changes of Control. A "Change of Control" means a sale of all or substantially all of the assets of this Corporation or merger, consolidation or reorganization of the Corporation with or into another corporation through one or a series of related transactions in which the stockholders of this Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction.

                  (d) Trust Fund. On or prior to the date that shares of Series C Redeemable Preferred Stock are to be redeemed, the Corporation may deposit the Redemption Price with a bank or trust company as a trust fund for the benefit of the holder of the shares designated for redemption.

                  (e) Insufficient Funds. If the funds of the Corporation legally available for redemption of the shares of Series C Redeemable Preferred Stock are insufficient to redeem all of the shares of Series C Redeemable Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible amount of such outstanding shares from the holders thereof in proportion to their relative ownership of all shares of Series C Redeemable Preferred Stock then outstanding. Any remainder of the shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the shares of Series C Redeemable Preferred Stock such funds will immediately be used to redeem the balance of the shares which have not been redeemed.

                  (f) Redemption Priority and Preferences. The holders of the Series C Redeemable Preferred Stock shall be entitled to receive payment of the Redemption Price, prior and in preference to any other distribution, dividend or redemption payments of any assets of the Corporation.


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                                  ARTICLE VII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute (as modified by the provisions of ARTICLE XII), and all rights conferred upon the stockholders herein are granted subject to this right.


                                  ARTICLE VIII

         The Corporation is to have perpetual existence.


                                   ARTICLE IX

         1. LIMITATION OF LIABILITY. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         2. INDEMNIFICATION. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         3. AMENDMENTS. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.


                                   ARTICLE X

         Holders of stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders, unless such cumulative voting is required pursuant to Sections 2115 or 301.5 of the California General Corporation Law, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.


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         1.       NUMBER OF DIRECTORS

                  (a) The number of directors which constitutes the whole Board of Directors of the Corporation shall be designed in the Restated Bylaws of the corporation and may be changed by resolution of the Board. The directors shall be divided into three approximately equal classes with the term of office of the first class (Class 1) to expire at the annual meeting of stockholders held in 2000; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2001; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2002; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election.

                  (b) Notwithstanding the foregoing, so long as at least one share of Series C Redeemable Preferred Stock remains outstanding; (i) the authorized number of directors shall be seven (7), (ii) Class I, Class II and Class III shall consist of three (3) directors, two (2) directors and two (2) directors respectively, and (iii) the holder or holders of the Series C Redeemable Preferred Stock shall be entitled to elect one (1) of the Class I directors of the Corporation (the "Series C Director") at the annual meeting of stockholders held in 2000, and thereafter at each third succeeding annual meeting of stockholders after such election. In the event of a redemption of the Series C Redeemable Preferred Stock by the Corporation, then effective 15 days after such redemption: (i) the authorized number of Class I directors shall be reduced by one, (ii) the term of office of the Series C Director shall expire, (iii) the authorized number of Class II directors shall be reduced by one, (iv) is the event no Class II vacancy exists at such time, the term of office of the Class II director who most recently joined the board of directors shall expire and (v) the provisions of Section 1(a) of ARTICLE X of this Restated Certificate of Incorporation shall apply thereafter.

                  (c) The Series C Director may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of Series C Redeemable Preferred Stock, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.

         2. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot unless the Restated Bylaws of the corporation shall so provide.


                                   ARTICLE XI

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Restated Bylaws of the Corporation.


                                  ARTICLE XII

         No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of this stockholders called in accordance with the Restated Bylaws and no action shall be taken by the stockholders by written consent (except, so long as any shares of Series C Redeemable Preferred Stock are outstanding, all provided in Section 1(c) of ARTICLE X of this Restated Certificate of Incorporation). The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of


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the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of ARTICLE X, ARTICLE XI, ARTICLE XII or ARTICLE XIII of this Restated Certificate of Incorporation or Section 2.3 (Special Meeting), 2.4 (Notice of Stockholders' Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), or 2.12 (Stockholder Action by Written Consent Without a Meeting), of the Corporation's Restated Bylaws.

                                  ARTICLE XIII

         Meetings of stockholders may be held within or without the State of Delaware, as the Restated Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Restated Bylaws of the Corporation.

                                        ARTICLE XIV

         This Restated Certificate of Incorporation shall become effective on August 31, 1999 at 11:00 a.m. Eastern Standard Time.

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         IN WITNESS WHEREOF, bamboo.com, Inc. has caused this certificate to be signed by Leonard B. McCurdy, its Chairman and Chief Executive Officer, this 30th day of August, 1999.



                                       /s/ Leonard B. McCurdy
                                       --------------------------
                                       Leonard B. McCurdy, Chairman and Chief
                                       Executive Officer